Exhibit 99.5

Earnings without the effects of these items are presented because they affect the comparability of operating results from period to period. In addition, management believes this presentation is useful to securities analysts and investors in assessing the Company’s results. This measure should not be considered an alternative to net income, as defined by GAAP, nor as a measure of financial performance under GAAP.

Three Months Ended
March 31, 2007

Net income	$(21,195)

After-tax impairment related to Gulf Coast Sales Package	21,694
After-tax impact of impairment of Canadian leases	15,099

Earnings stated without the effect of the above items	$15,598

Basic Shares Outstanding	57,701